EXHIBIT 10.2

Rev. 4/01/2014

NORTH AMERICAN PURCHASE AND SALE AGREEMENT

This North American Purchase and Sale Agreement ("Agreement") is between Honda North America, Inc., Inc. ("HNA") and each of the other Honda Companies named on Attachment 1 (each, individually, "Buyer") and each of the Seller Companies named below (each, individually, "Seller").

The Agreement includes each of the following, as indicated:

If applicable, check and initial:
PJLB MJL ✓ Seller Initial Buyer Initial	Terms and Conditions for Purchase and Sale of Goods (Rev.10/05/07)
PJLB MJL ✓ Seller Initial Buyer Initial	Component Parts Supply System Addendum (For Purchase of Component Parts from Component Parts Supplier) (Rev.04/21/08)
PJLB MJL ✓ Seller Initial Buyer Initial	Component Parts Supply System Addendum (For Sale of Component Parts to Parts Supplier) (Rev. 11/01/06)
PJLB MJL ✓ Seller Initial Buyer Initial	Internet Terms and Conditions Addendum (Rev.11/01/06)
PJLB MJL ✓ Seller Initial Buyer Initial	Tooling Terms and Conditions (Rev.11/01/06)
PJLB MJL ✓ Seller Initial Buyer Initial	Supplier Substances of Concern Declaration (Rev. 5/4/10)
☐ Seller Initial Buyer Initial	Mexico Tooling Addendum (for Mexico Entity Seller) (Rev. 11/14/12)
☐ Seller Initial Buyer Initial	Mexico Addendum (For Mexico Entity Buyer and Mexico Entity Seller) (Rev. 11/14/12)
☐ Seller Initial Buyer Initial	Mexico Addendum (For Mexico Entity Seller and non-Mexico Entity Buyer) (Rev. 11/14/12)

North American Purchase and Sale Agreement Signature Page	1

Rev. 04/01/14

PJLB MJL ✓ Seller Initial Buyer Initial	Conflict 4/1/13)	Minerals	Addendum	(Rev.
☐ Seller Initial Buyer Initial

The Agreement is signed by a duly authorized representative (1) by and on behalf of each Buyer indicated below, individually and not jointly or collectively, as to each Seller indicated below, and (2) by and on behalf of each Seller indicated below, individually and not jointly or collectively, as to each Buyer indicated below. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, constitute a single document.

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The Agreement shall be effective as of the date set forth below Buyer's signature ("Effective Date").

BUYER:

Honda North America, Inc.,

for itself and in its capacity as duly authorized representative of the affiliates and subsidiaries named in Attachment 1 as the same may change from time to time by notice to Seller (each, including HNA hereafter sometimes also referred to as a "Honda Company" and collectively as the "Honda Companies")

SELLER:

CDTI                          , for itself and in its capacity as duly authorized representative of the affiliates and subsidiaries named below as the same may change from time to time upon agreement by Buyer (each hereafter sometimes also referred to as a "Seller Company" and collectively as the "Seller Companies")

Clean Diesel Technologies, Inc.
(Insert full legal name above)

Corporation
Insert type of organization (corporation, LLC, etc.)

Delaware
Insert state/country of organization

By:	/s/ Michael J. Lapham	By:	/s/ Pedro J. Lopez-Baldrich

Printed:	Michael J. Lapham	Printed:	Pedro J. Lopez-Baldrich
Title:	NAAP Dept. Mgr.	Title:	General Counsel
Date:	6/5/15	Date:	5/22/15

	HONDA DE MEXICO, S.A. de C.V.	Seller Address for Notices:
By:		1621 Fiske Place
Printed:		Oxnard, California 93033
Title:		U.S.A.
Date:		Attention:	General Counsel
		FAX:	+1 805 639 9466

Buyer Addresses for Notices: Notices must be delivered to the address/fax number listed on Attachment 1 for the Honda Company to which applicable.		List the full legal names, type of organization, and state/country of organization of each additional entity that may be a "Seller" hereunder:

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Attachment 1

Honda of America Mfg., Inc. 24000 Honda Parkway Marysville, Ohio 43040-9251 USA Attention: Purchasing Manager Facsimile: (937) 645-7401	Honda of South Carolina Mfg., Inc. ' 111 Honda Way, P.O. Box 489 Timmonsville, South Carolina 29161 USA Attention: Purchasing Manager Facsimile: (843) 346-8141
Honda Power Equipment Manufacturing, Inc. 3721 Highway 119 Swepsonville, NC 27359 USA Attention: Purchasing Manager Facsimile: (336) 395-6142

Honda de Mexico, S.A. de C.V.

El Salto, Jalisco

P.O. Box 1-1467

Guadalajara, Jalisco, MEXICO Attention: Purchasing Manager Facsimile: 011-52-333-284-008

Carretera Libramiento Sur. Km. 6

Ejido, Rincon de Tamayo

Municipio de Celaya

Guanajuato, MEXICO

(under construction)

Honda Transmission Manufacturing of America, Inc. 6964 State Route 235N Russell's Point, OH 43348 USA Attention: Purchasing Manager Facsimile: (937) 843-5371	Honda Manufacturing of Alabama, LLC 1800 Honda Drive Lincoln, Alabama 35096-5107 USA Attention: Purchasing Manager Facsimile: (205) 355-6370
Honda of Canada Mfg., a division of Honda Canada, Inc. 4700 Tottenham Road Box 500 Alliston, Ontario L9R 1A2 CANADA Attention: Purchasing Manager Facsimile: (705) 435-0990	Honda Precision Parts of Georgia, LLC 550 Honda Parkway Tallapoosa, Georgia 30176 USA Attention: Purchasing Manager Facsimile: (770) 574-3463
Honda Trading America Corporation 19900 State Route 739 Marysville, Ohio 43040 USA Attention: Purchasing Manager Facsimile: (937) 644-8070	Honda Trading Canada, Inc. 4700 Tottenham Road, P.O. Box Alliston, Ontario L9R 1W7 CANADA Attention: Purchasing Manager Facsimile: (705) 435-0121

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Honda Manufacturing of Indiana, LLC	Honda Trading de Mexico, S.A. de
2755 North Michigan Avenue	C.V.
Greensburg, Indiana 47240 USA	Carretera a el Castillo No. 7250
Attention: Purchasing Manager	Coredor Industrial el Salto
Facsimile:	El Salto, Jalisco, C.P. 45680 MEXICO
Attention: Purchasing Manager
Facsimile: 52 (33) 3688-1646
Honda North America, Inc.
24000 Honda Parkway
Marysville, OH 43040-9251
Attention: Purchasing Manager

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Rev. 10/05/07

TERMS AND CONDITIONS FOR PURCHASE AND SALE OF GOODS

Article 1.           Exclusivity of Terms, Entire Agreement; Buyer; Specifications

1.1

Exclusivity of Terms; Entire Agreement; Buyer

1.1.a Except as otherwise specifically provided herein, the terms of the Agreement are exclusive and contain the entire agreement of Buyer and Seller (sometimes referred to herein as "Parties[y]") with respect to the purchase by Buyer from Seller of goods and related services (collectively, whether goods or related services, "Goods"), and none of these terms may be added to, modified, or superseded except by written agreement or modification hereof signed by authorized representatives of Buyer and Seller, notwithstanding any terms which may now or in the future appear on Seller's invoices, quotations, acknowledgments, or other forms. Any shipment, delivery, or other tender of performance by Seller shall be taken as Seller's assent to and acceptance of the terms hereof, notwithstanding Buyer's payment or other acceptance of the Goods or Seller's performance.

1.1.b "Buyer" shall mean any Honda Company that purchases or is expected to purchase Goods under this Agreement. "Seller" shall mean any Seller Company that sells or is expected to sell Goods under this Agreement. As a result, each Buyer shall have the right to issue an order, purchase order, material release request, or other form adopted by Buyer as an order ("Order") to each Seller under this Agreement, and the Parties agree that each such Order shall be a separate contract between such Seller and the Honda Company issuing such Order. The Parties further agree, except as set forth herein, that the other Honda Companies or Seller Companies that are not parties to such Order shall have no obligations, liabilities, or responsibilities under such Order, and that any default under such Order or otherwise under this Agreement by Buyer or Seller shall not constitute an event of default by any other Honda Company or Seller Company under any other Order or this Agreement.

1.2

Notwithstanding the foregoing, Buyer and Seller agree that the following, to the extent transmitted, including, without limitation, electronic transmissions, to Seller by Buyer or accepted in writing by Buyer as applicable to the Agreement, are incorporated herein by reference: models; drawings; Buyer's specifications, including without limitation Honda Engineering Standards; Seller's specifications accepted in writing by Buyer; quality control regulations and quality standards; guidelines for electronic transactions (including without limitation electronic data interchange); packaging and transportation guidelines; forms of Order; and other standards, procedures, guidelines, or specifications, all as replaced, substituted, amended, and in effect from time to time (collectively, the "Specifications").

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Article 2

Separate Contracts; Applicability

2.1

Each contract for the purchase and sale of Goods shall be entered into hereunder by Buyer's issuance to Seller, and Seller's acceptance, of an Order. Acceptance of any Order is expressly limited to its terms and the terms of the Agreement, and any additional or different terms are objected to without further notification by Buyer. Each Order accepted by Seller under the terms of this Section 2.1 shall incorporate all the terms of the Agreement and will be a separate contract, and any two (2) or more Orders hereunder are not intended to be parts of an installment contract, but shall be separate contracts. Notwithstanding the foregoing, these Terms and Conditions for Purchase and Sale of Goods (these "Terms and Conditions") shall be applicable and effective from and after the Effective Date.

2.2

Each Order, when completed by Buyer, will be transmitted by hand, mail, courier, or facsimile transmission, or transmitted electronically to Seller in accordance with Electronic Data Interchange ("EDI") standards and procedures or such other standards and procedures for electronic communication established as Specifications in compliance with Section 1.2 hereof. Buyer may also transmit Orders by telephonic means or other form of unwritten communication. Any Order transmitted by a form of unwritten communication shall be deemed delivered when received by Seller but shall be confirmed by Buyer in writing or electronically in accordance with EDI or other electronic communication standards and procedures.

2.3

An Order will be deemed to have been accepted by Seller upon the first to occur of the following: (a) Seller's first shipment or other tender of performance under the Order, (b) written acceptance by Seller, (c) acceptance by Seller via an electronic transmission sent in accordance with EDI or other electronic communication standards and procedures, or (d)Seller's failure to deliver written objection to Buyer's Order within eight (8) days of Seller's receipt thereof (or such shorter period as may be specified in the Order or any Specification).

2.4

Buyer shall have the right at any time to change any Order (whether by adjustment order or otherwise) as to Specifications, delivery, packaging, or means of shipment. If any such change is expected to result in a change in cost to Seller, Seller shall immediately inform Buyer of such fact and Buyer and Seller will agree upon an adjustment in the price or other terms of the Order to reflect the change, if such change can be demonstrated to Buyer's satisfaction.

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Article 3.

Price, Taxes, Payment

3.1

The price(s) applicable to each Order shall be reached after mutual consultations and may follow submission by Seller of one or more quotations. A quotation shall be deemed accepted upon notice by Buyer to Seller of acceptance (whether such notice is written, electronic, or otherwise); provided, however, that if Goods are ordered prior to acceptance of a quotation, then pricing for such Goods shall be as agreed upon by Buyer and Seller.

3.2

All price quotations submitted by Seller to Buyer and all prices set forth in or with reference to each Order shall be

                        3.2.a  F.O.B. Buyer's plant or other designated place of delivery specified by Buyer in the Order or otherwise in writing;

                        3.2.b Inclusive of applicable taxes (except those based on Seller's net income, revenues, and the like, those exempted under Section 3.3, or as otherwise specified by Buyer), excises, duties, importation fees, and any other fees directly related to the production, sale, or transportation of the Goods, except only as otherwise specified by Buyer; and

                        3.2.c In compliance with all laws, regulations, rules, or orders, and agency or association standards or other standards, applicable to the manufacture, pricing, labeling, transportation, warranty, use, licensing, approval, or certification of the Goods, whether foreign or domestic (collectively, "Applicable Laws").

3.3

Upon request, the Parties will cooperate in obtaining and furnishing to each other certificates, direct pay permits, or other evidences of inapplicability of, or exemption from, any sales, excise, or other taxes or duties to which any Party may be entitled. To the extent that Seller receives any such certificate, direct pay permit, or other evidence of inapplicability or exemption, Seller will not include any applicable taxes or duties in the price charged to Buyer.

3.4

Unless otherwise specified in a writing signed by Buyer, the payment terms for the Goods are "net 25th prox."

3.5

Any price quotations that have been accepted by Buyer shall be subject to increase upon not less than 60 days' prior written notice and Buyer's written consent. The notice shall contain adequate justification data, including reasons caused by persons other than Seller and not foreseen or foreseeable by Seller, for the proposed increase. Such price increases shall not affect any Orders that have been issued to and accepted by Seller.

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3.6

In addition to any right of setoff or recoupment provided by law, Buyer and its affiliates (the "Buyer Group") may setoff against, or recoup from, any amounts owing to Seller or its affiliates (the "Seller Group") any amounts owing to any member of the Buyer Group by any member of the Seller Group, including, without limitation, damages (including reasonable attorney and professional fees and costs) resulting from breaches by Seller of its obligations to Buyer under any Order. Specifically, in the event of any member of the Seller Group's insolvency or financial distress, if the Buyer Group retains legal counsel or other professional counsel to provide services related to the Buyer Group's business relationship with the Seller Group, the Buyer Group shall have the right to recover reasonable fees and costs related to such legal or professional services, and specifically, to recoup and/or offset such fees and costs from amounts owing by the Buyer Group to the Seller Group.

Article 4.

Delivery

4.1

Time, quality, and quantity are of the essence in each Order and Buyer may cancel the Order or reject the Goods and/or return at Seller's expense any delivery (in whole or in part) of Goods not in conformity with the time, quality, and/or quantity specified in the Order or Specifications.

4.2

Delivery times specified are times of delivery of the Goods at Buyer's designated place of delivery.

4.3

In the absence of specific instructions contained in the Order or Specifications, Seller shall pack, label, and ship all Goods in a commercially reasonable manner selected by Seller and approved by Buyer, which will ensure timely, safe, and conforming delivery and the lowest transportation cost. All shipments shall be F.O.B. Buyer's plant or other designated place of delivery specified by Buyer in the Order or otherwise in writing.

4.4

Seller will inform Buyer promptly of any circumstance that is expected to result in any delivery time, quality, and/or quantity not specified by Buyer and also of corrective measures that Seller is taking to minimize the effect of such circumstance.

               4.5        In the event of tendered delivery not in compliance with the times, quality, and/or quantities specified by Buyer, unless Seller has received notice of rejection or cancellation from Buyer, then Seller will ship conforming Goods at the earliest possible moment and by the fastest practicable and available means, but without any increase in any costs to Buyer.

4.6

All Goods received are subject, at Buyer's option, to inspection by Buyer or Buyer's designee within a reasonable time after delivery to Buyer's plant or designated place of delivery. Notwithstanding the foregoing, Seller acknowledges that final inspection may not occur until the Goods are delivered to Buyer's plant. Payment by Buyer for any Goods does not constitute acceptance, and neither inspection nor payment shall relieve Seller of its responsibility to furnish conforming Goods.

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4.7

Buyer may cancel any Order (in whole or in part) or reject any delivery (in whole or in part) upon Buyer's or Buyer's designee's determination that any of the Goods are defective or nonconforming or that delivery did not conform with the terms of the Order and, in the case of any such rejection, may instruct Seller as to the means and method(s) of cure or cover. If such instructions are given, Seller will deliver (at the earliest possible moment and by the fastest practicable and available means but without any increase in any costs to Buyer)- conforming substitutes or replacements for each defective or nonconforming item or delivery of the Goods. All defective or nonconforming Goods, which have been rejected due to quality problems may, at Buyer's option, be disposed of by Buyer or Seller, as determined by Buyer, at Seller's expense. Any Goods rejected because of a failure to comply with specified time, delivery terms, and/or quantity will be returned pursuant to Seller's instruction at Seller's expense. If Seller fails to give such instructions within a reasonable time, Buyer may, in Buyer's sole discretion, dispose of such Goods at Seller's expense.

4.8

Either Party may suspend performance during an "Excusable Delay", which shall mean any delay not resulting from the fault or negligence of the delayed Party and resulting from acts of God, acts of war, restrictions, prohibitions, priorities, or allocations imposed by governmental authority, acts of the other Party hereto, embargoes, fires, floods, winds, earthquakes, epidemics, unusually severe weather, and delays of similar natural or governmental causes. Excusable Delay does not include any strike, lock-out, shortage of labor, lack of or inability to obtain raw materials, fuel, or supplies (unless caused solely by priorities, restrictions, or allocations imposed by governmental authority), or other industrial disturbance unless Seller is using its best efforts to cure the cause of such delay and Buyer has approved Seller's detailed plans for assurance of timely and conforming delivery(ies) in the event of such specific delay and Seller is diligently implementing such plans. Nothing contained in this Section 4.8 shall limit Buyer's rights under Section 13.3.

4.9

If Seller discovers any fact that could with the passage of time result in an Excusable Delay or affect its ability to perform its obligations under this Agreement or any Orders issued hereunder, Seller will immediately (a) advise Buyer of such fact and (b) use its best efforts to take all measures and precautions to reduce the effect of the Excusable Delay and/or nonperformance upon Buyer's production. In addition, at any time at Buyer's request, Seller will furnish to Buyer (a) any such information as Buyer may request concerning matters the presence or absence of which could result in delays and/or non-performance, and (b) assurance or contingency plans, in such form as may be requested by Buyer, with respect to those matters.

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4.10

Seller shall bear and pay all charges and expenses as may be required by Buyer, including those relating to production changes, additional labor, additional transportation charges, and cover, resulting from Seller's failure to make delivery in conformity with the times, quality, and/or quantities specified by Buyer.

Article 5.

Seller's Warranties and Representations

            Seller warrants and represents to Buyer as to all Goods, which warranties and representations will survive the acceptance, use, or subsequent sale thereof by Buyer and the termination of this Agreement and any Orders issued hereunder, that:

5.1

The Goods will conform to all Specifications and will be in compliance with all accepted models, samples, and all written affirmations of fact made by Seller, and will be subject to a system administered by Seller (and acceptable to Buyer) for the identification, segregation, and positive control of defective items of the Goods; and

5.2

The Goods will be in compliance with any and all Applicable Laws; and

5.3

The Goods will be merchantable and, if made to Specifications made or furnished by Seller and accepted by Buyer hereunder, will be fit for the particular purpose(s) for which required by Buyer; and

5.4

Regardless of where delivery occurs, the Goods will be free of defects (except to the extent defects result solely from the negligence of Buyer) in manufacture, shipping, handling, packaging, or processing prior to arrival at Buyer's plant; and

5.5

The Goods will be free of lawful claims of any party; and

5.6

If Seller makes or offers a written warranty to retail purchasers, which warranty is to be passed by or through Buyer, such warranty (a) will be in compliance with all Applicable Laws as to form and content and will be furnished in copies and manner sufficient to permit Buyer and subsequent retail sellers to comply with such Applicable Laws and (b) will not limit in any way any similar or other warranty or representation of Seller to Buyer; and

5.7

Seller has obtained, or will obtain, any required approval by any governmental authority with respect to the sale, shipping, handling, packaging, processing, or use of the Goods, as applicable from time to time, and Seller will furnish Buyer with copies or other satisfactory evidence of all such approvals; Buyer, at its sole option, may obtain, or assist Seller in obtaining, such approval; and

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5.8

Seller's obligations under (a) Article 6 of this Agreement or (b) any other agreement between Buyer and Seller shall not limit Buyer's rights or remedies in the event that the Goods or any portion thereof do not conform to Seller's warranties and representations; and

5.9

The warranties and representations contained in Sections 5.1 through 5.8, inclusive, are specifically for the benefit of Buyer and any person claiming by or through Buyer. Furthermore, the parties agree that the above warranties and representations extend to the future performance of the Goods for a period of time equal to the period during which Buyer is reimbursing its parent company, affiliated companies and/or dealers for consumers' warranty claims, and for such longer period(s) that may be set forth in the Specifications. However, the expiration of a warranty on a particular consumer's product is not to be considered an absolute bar to future claims of Buyer to Seller resulting from, by way of example, individual extensions of warranty as a matter of policy or replacement of Goods in the event of recall or other safety-related concerns, where the same are attributable to the Goods not conforming to Seller's warranties set forth in this Article 5.

Article 6.

Indemnity

6.1

Seller shall defend, indemnify, and hold Buyer and Buyer's affiliates, subsidiaries, and representatives and each of their respective officers, directors, employees, and agents free and harmless from and against any loss, cost, liability, claims, demands, or lawsuits, including attorney and other professional fees, arising from or relating to (a) the Goods (including costs and expenses related to any product liability claim or any recall ordered by any federal, provincial, state, local, or foreign government); (b) infringement of any trade names, trademarks, service marks, copyrights, patents, trade secrets, or any other intellectual property rights related to the Goods and/or Buyer's sale or use thereof; and/or (c) unfair competition by reason of sale or use of the Goods by Buyer. With respect to claims under 6.1(b) above, Seller shall further take any and all actions necessary to ensure that Buyer will be able to continue to purchase, use, and sell the Goods, including acquiring the necessary consents or licenses at Seller's sole cost and expense. In addition, Buyer may require Seller to modify the Specifications of the Goods or to source the Goods from another supplier to prevent any claims of infringement, which modification or re-sourcing shall be at the sole cost and expense of Seller.

6.2

Seller is responsible for the acts and omissions of Seller's employees, agents, or other representatives ("Seller's Agents") and, except to the extent prohibited by applicable law, shall defend, indemnify, and hold Buyer and Buyer's affiliates and subsidiaries and each of their respective officers, directors, employees, and agents free and harmless from and against any loss, cost, liability, claims, demands, or lawsuits, including attorney and other professional fees, arising from or relating to loss of property or injuries or death to persons, of any kind or nature, arising out of acts or omissions of Seller or Seller's Agents. For the sole purpose of furthering the foregoing obligation of indemnity, Seller hereby expressly waives any and all statutory and/or constitutional immunity to which, but for this waiver, it might be entitled (a) as an employer in compliance with the State of Ohio's workers' compensation laws or (b) under any other employee benefit statutes or similar laws of any jurisdiction.

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6.3

In the event of any claim or threatened claim which may be the subject of indemnification described in this Article 6, Buyer will give Seller prompt written notification thereof and provide Seller such reasonable assistance in the response and prosecution of any defense as Seller may reasonably request, at Seller's expense.

6.4

The provisions of this Article 6, and the indemnity obligations hereunder, shall survive this Agreement and any performance hereunder.

Article 7.

Insurance

7.1

Seller shall procure and maintain insurance, in amounts and coverage reasonable in the circumstances and acceptable to Buyer, but not less than One Million Dollars ($1,000,000) per occurrence, at Seller's sole expense, with reputable and financially responsible insurance companies, insuring against any and all public liability, including injuries or death to persons and damage to property, arising out of or related to the Goods or Seller's performance hereunder. In addition, if Seller's Agents perform work at property owned or leased by Buyer, Seller shall furnish such additional insurance as Buyer may request in respect thereof, but in any event and without such request, workers' compensation insurance and unemployment compensation insurance as required by applicable state law and automotive liability insurance with a limit of not less than One Million Dollars ($1,000,000) per accident. Notwithstanding the foregoing, in no event shall Seller's Agents be deemed to be the employees of, or under the direction or control of, Buyer for any purpose whatsoever.

7.2

Seller shall furnish to Buyer certificates of all such insurance required hereunder and any renewals thereof signed by the issuing company or agent or other information regarding such insurance at any time promptly upon Buyer's request. Such policies shall provide for cancellation only subsequent to thirty (30) days' prior written notice to Buyer. Buyer's examination of, or failure to request or demand, any evidence of insurance hereunder, shall not constitute a waiver of any requirement of this Article 7, and the existence of any insurance shall not limit Seller's obligation under this Agreement.

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7.3

Except as otherwise agreed by Buyer, Seller will, or will cause any carrier of the Goods engaged by Seller to, insure all shipments of Goods at full value. For purposes of this Section 7.3, and unless otherwise indicated by Buyer, "full value" shall mean quotation price plus freight cost.

Article 8.

Buyer's Property, Patents, Trade Secrets, Know-How

8.1

Unless otherwise specified in a separate written agreement between Buyer and Seller, all tools, tooling, equipment, dies, jigs, returnable containers (including racks and modular containers), Specifications, and other material (except Supplies as defined in Section 10.1), and all intellectual property related thereto and/or embodied therein, of every description furnished to Seller or paid for or to be paid for by Buyer, shall be inspected by Seller (whether manufactured by Seller or by others) for condition, compliance with Specifications, descriptions, and count, shall remain the sole property of Buyer, shall be plainly marked and/or otherwise clearly identified by Seller as "Property of Honda", shall be stored on Seller's premises, shall be stored and used in compliance with any instructions of Buyer and so as to prevent disclosure inconsistent herewith, shall not be used except pursuant to any Order or other writing signed by Buyer, shall be subject to Buyer's inspection at any time during business hours, shall be available for immediate possession on demand, and, in any event, shall be returned to Buyer at the earlier of (a) simultaneously with termination under this Agreement; or (b) the time that Buyer may specify under any agreement covering the same. Such property shall be insured by Seller in amounts equal to its full insurable replacement value at Seller's cost with loss payable to Buyer and Seller and shall be subject to Buyer's immediate possession and total control. Excepting only reasonable wear and use, such property in the possession of Seller shall be kept at Seller's risk, and Seller shall be responsible for all maintenance thereof. With respect to returnable containers, the applicable packaging and transportation guidelines of Buyer, as in effect from time to time, shall apply.

8.2

Any unpatented knowledge or information concerning either Party's products, production, or other methods, processes, scheduling, sources of supply, customers, marketing, or otherwise that the Party may disclose to the other Party attendant or incident to this Agreement shall be deemed to have been disclosed as part of the consideration hereunder and shall not be given other use, shall be retained in confidence by the Party to which disclosed, and, to the extent represented by or in samples, writings, drawings, or other tangibles, shall be returned to the disclosing Party simultaneously with termination under this Agreement or at any time upon demand. To be protected under this Agreement, the information or knowledge of Seller, (a) in written form must be marked "confidential", and (b) in any other form must be indicated as confidential at the time of disclosure and summarized in writing indicating the confidential nature of the information or knowledge disclosed by Seller to Buyer within thirty (30) days of first disclosure. Any and all such information received from Seller may be shared by Buyer with affiliates of Buyer, provided that Buyer shall endeavor to ensure that such affiliates shall be bound by the same obligations of confidentiality as Buyer is obligated to Seller. The obligations of confidentiality under this Agreement shall not apply to any information or knowledge that (i) is publicly known at the time of disclosure to the receiving Party; (ii) becomes public knowledge without breach of this Agreement by the receiving Party; (iii) is known to the receiving Party at the time of the disclosure and not subject to any restrictions; (iv) is lawfully obtained without restriction (x) by Buyer from a third party, or (y) by Seller from a third party not affiliated with Buyer; or (z) is independently developed by the receiving party by employees of the receiving Party who have not had access to the confidential knowledge or information of the disclosing Party.

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8.3

Except as may otherwise be agreed in writing, all inventions, products, processes, apparatus, or designs, patentable or unpatentable, conceived, invented, or originated by either Party prior to the Effective Date shall remain the property of that Party.

8.4

Seller grants to Buyer, and to Buyer's affiliates, subsidiaries, and designees, nonexclusive, irrevocable licenses under any applicable patent, copyright, or other property right to use, modify, publish, or distribute the same or any right therein without the payment of any royalties or similar fees, provided, however, that such grant is only for the purpose of the manufacture, assembly, distribution, and sale of products and parts by Buyer, its affiliates, subsidiaries, and designees. Notwithstanding the foregoing, to the extent that Buyer determines that Seller is unable or unwilling to provide sufficient quantities of conforming Goods in a timely manner, the above license shall include the right of Buyer to make or have a designee make the Goods.

8.5

If any Goods to be supplied by Seller to Buyer are covered by patents, design patents, or other industrial or intellectual property rights of Seller or pending applications for such rights of Seller or are produced under a license from a third party, then Seller shall notify Buyer in writing of such patents, design patents, or other industrial or intellectual property rights, pending applications, or such license from a third party as soon as possible, but in no event later than thirty (30) days before first delivery of the Goods to Buyer. Buyer shall have no obligation to Seller for infringement of Seller's or a third party's industrial or intellectual property rights for which Seller has failed to provide its required notice under this Section, and Seller shall indemnify, defend, and hold Buyer harmless from any claims for such infringement pursuant to Section 6.1.

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8.6

If, during the term of this Agreement, Buyer and Seller engage in joint research or development activities related to the Goods or otherwise, Buyer and Seller shall agree in writing on the ownership of patents, design patents, or other industrial or intellectual property rights to inventions, devices, or designs to be achieved or developed in such joint activities before commencing any or each such development activity. In the absence of such written agreement or any prior written agreement with respect to such joint development activity, ownership of patents, design patents, or other industrial or intellectual property shall belong to Buyer.

8.7

If Seller has received or receives any intellectual property infringement claim from a third party regarding Seller's ability to make, have made, use, or sell the Goods or any part of the Goods to Buyer or regarding any method or apparatus for producing the Goods or any part of the Goods for Buyer, Seller shall promptly upon receipt provide to Buyer a copy of the claim. Thereafter, Seller promptly shall keep Buyer apprised of the defense and disposition of such claim.

8.8

Seller agrees that all trademarks, service marks, trade names, patents, copyrights, trade secrets, and other proprietary rights of Buyer (collectively, "Buyer's Intellectual Property") are the sole and exclusive property of Buyer. Nothing in this Agreement shall give Seller any right, title, or interest in Buyer's Intellectual Property or the goodwill connected therewith, except the right to use the same in strict accordance with the terms and conditions of this Agreement. Seller shall not contest the validity or ownership of any of Buyer's Intellectual Property or assist others in contesting the validity or ownership of such property. Seller shall promptly notify Buyer in writing of any infringement or potential infringement of Buyer's Intellectual Property of which Seller becomes aware.

Article 9.

Service Parts

9.1

Seller will provide Buyer or Buyer's designee(s) with all service and replacement parts for the Goods, which are required by Buyer or Buyer's designee for a period of ten (10) years, or such lesser period as Buyer or Buyer's designee agrees in writing, after Buyer terminates production of any item or line of the products, which production incorporates or uses the Goods.

9.2

During the effectiveness of this Agreement, the terms and conditions of this Agreement shall fully apply with respect to the service and replacement parts identified in Section 9.1 hereof.

Article 10.

Supplies

10.1

With Seller's agreement, Buyer may provide Seller, directly or indirectly, with material, work in process, or component parts of the Goods ("Supplies"). Buyer and Seller shall agree on pricing with respect to the Supplies.

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10.2

All Supplies will be inspected and processed in compliance with Buyer's instructions to Seller and the Specifications for the Goods. Seller will give Buyer prompt notice of failure of the Supplies to meet quality, quantity, and delivery requirements, which (a) has a high rate of occurrence, (b) impairs or may impair Seller's ability to meet its delivery schedules or comply with the Specifications, (c) affects product safety or (d) is otherwise serious in the opinion of Seller. Seller will follow Buyer's instructions concerning the Supplies.

10.3

Seller will not substitute any other property for the Supplies and will not sell, transfer, loan, use, or permit use of the Supplies for any purpose except to furnish Goods to Buyer.

               10.4        Seller will store, insure, inspect, process, and keep records of the Supplies as Buyer requests.

Article 11.

 Prohibition of Sale or Use, Advertising

11.1

Seller shall not sell, transfer, loan to any person except Buyer, or otherwise use or permit use of (a) Goods manufactured from Specifications and/or other information that has originated with or been furnished by Buyer; or (b) Goods, packages, or containers identified with the trade names, trademarks, or markings evidencing property rights of Buyer or any of its designees or affiliates.

11.2

Without Buyer's prior written consent, Seller shall not advertise or publish in any manner the existence of this Agreement or the business relationship between Buyer and Seller.

Article 12.

 Duty, Drawback and Other Customs Related Information

12.1

With respect to each Order, Seller transfers to Buyer all customs duty and/or drawback rights, if any, related to the Goods or Supplies or to component parts or materials of the Goods or Supplies, including all such customs duty and/or drawback rights related to substitution of other Goods or Supplies or parts or materials of the Goods or Supplies and all such customs duty and/or drawback rights that may be acquired from Seller's suppliers.

12.2

Seller shall inform Buyer of all such customs duty and/or drawback rights referred to in Section 12.1 and, upon request by Buyer, shall supply such documentation or other information that Buyer deems necessary or appropriate to permit Buyer to obtain the full and complete benefits of such drawback or other rights.

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12.3

Seller agrees to provide Buyer at Seller's expense with such other documentation or information that Buyer deems necessary or appropriate to satisfy the requirements of any other customs benefits or procedures related to the Goods or Supplies, including documentation and information to satisfy the requirements of the North American Free Trade Agreement.

           12.4    Seller agrees to provide Buyer at Seller's expense with such other documentation or information that Buyer deems necessary or appropriate to satisfy the requirements of any federal or state law on domestic and/or foreign content including documentation and information to satisfy the requirements of the American Automobile Labeling Act and the U.S. Environmental Protection Agency's regulations on Corporate Average Fuel Economy.

Article 13.

Cancellation; Termination; and Additional Remedies

13.1

In addition to any other rights under this Agreement, Buyer may cancel any Order, in whole or in part, if Seller defaults under this Agreement or any Order. Upon such cancellation, Buyer shall have no further liability or responsibility with respect to such Order(s) or the cancelled portion of such Order(s), as the case may be.

13.2

Either Party may terminate this Agreement if:

13.2.a

The other Party defaults in any performance, warranty, or representation hereunder, and the default is not cured after thirty (30) days' written notice to the defaulting Party by the non-defaulting Party; or

13.2.b

The other Party defaults under any two (2) consecutive Orders; or

13.2.c

The other Party is subject to any administrative or governmental action that suspends or terminates its business or that portion of its business that relates to any outstanding Orders; or

13.2.d

The other Party makes a general assignment for the benefit of creditors, suspends business, or commits any act amounting to business failure, or makes a voluntary assignment or transfer of all or substantially all of its property; or

13.2.e

A voluntary petition under Title 11, U.S.C., as amended, or any successor statute (the "Bankruptcy Code") is filed by the other Party, or any involuntary petition to obtain an order for relief against the other Party is filed under the Bankruptcy Code that is not vacated within forty-five (45) days from the date of filing, or a receiver or custodian (as defined in the Bankruptcy Code) is appointed under the Bankruptcy Code for such other Party, which appointment is not vacated within forty-five (45) days from the date of the appointment; or

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13.2.f

An Excusable Delay or other event(s) enumerated in Section 4.8 (including industrial disturbances) suspends or substantially or materially impairs the performance hereunder of the other party for longer than four (4) months.

                13.3           For any reason or no reason Buyer may cancel, in Buyer's sole discretion, the Agreement and/or any Order (in whole or in part) by giving notice of cancellation of the Agreement and/or Order to Seller. In the event of such cancellation of any Order, Buyer and Seller agree as follows:

13.3.a

Unless otherwise directed by Buyer, after notice of cancellation, Seller shall immediately terminate all work under the Order and shall (i) terminate all orders and subcontracts relating to the performance of the work terminated by the notice of cancellation; (ii) settle all claims arising out of such termination of orders and subcontracts; (iii) transfer title and deliver to Buyer (A) all completed work that conforms to the Order and does not exceed the amounts authorized by Buyer under the Order and (B) all reasonable quantities (not exceeding the amounts authorized by Buyer under the Order) of work in process and materials produced or acquired with respect to Goods that are the subject of the cancelled Orders, which are of a type and quality suitable for producing Goods and which cannot reasonably be used by Seller to produce goods or supplies for itself or its other customers; (iv) take all action necessary to protect property in Seller's possession in which Buyer has or may acquire an interest; (v) promptly (but not later than three (3) months from the effective date of cancellation) submit to Buyer its cancellation claim in accordance with Section 13.3.b of the Agreement, and if Seller fails to submit its cancellation claim within such period, Buyer may determine, notwithstanding the provisions of Section 13.3.b hereof, the amount (if any) due Seller with respect to the cancellation, which determination shall be final;

13.3.b

After cancellation of any Order by Buyer under this Section 13.3, Buyer shall pay to Seller the following amounts without duplication: (i) the price applicable to such Order for all Goods that have been completed in accordance with the Order and not previously paid for and delivered under Section 13.3.a; (ii) the actual costs incurred by Seller in accordance with the Order (to the extent such costs are reasonable in amount and are properly allocable under generally accepted accounting principles to the cancelled portion of the Order) for the actual cost of work in process and materials delivered to Buyer in accordance with Section 13.3.a, and the actual cost of claims permitted under Section 13.3.a(ii); and (iii) the reasonable costs incurred by Seller to protect property in its possession in which Buyer has or may acquire an interest. Payments made under this Section 13.3.b excluding payments under subdivision (iii) hereof) shall not exceed the aggregate price applicable to the canceled Order, less payments made for Goods accepted under the Order (if any);

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13.3.c

Buyer shall have access to Seller's premises and records, before and after payment, to verify charges supporting any cancellation claim; and

13.3.d  The provisions of this Section 13.3 shall not apply if any Order is canceled by Buyer, in whole or in part, as a result of causes set forth in Sections 13.1 and 13.2.

Article 14.           Miscellaneous

14.1

All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Parties, except that Seller shall have no right to assign any interest herein without the prior written consent of Buyer. A merger or change in the entity structure of Seller (including a change in controlling ownership interest) shall constitute an assignment that shall require the prior written consent of Buyer. Seller further agrees that this Agreement may not be assumed or assigned pursuant to 11 U.S.C. Section 365 or any other similar federal, state, or local law without the prior express written consent of Buyer, and Seller hereby expressly waives any rights it may have under such laws to assume and assign this Agreement.

14.2

Unless otherwise agreed in writing, the obligations, liabilities, warranties, representations, rights, and remedies of each of the Parties accrued, made, or incurred prior to or at the time of any termination of this Agreement or Order shall survive such termination.

14.3

Except as otherwise provided in this Agreement (including, without limitation, in Section 1.2), no amendment, modification, termination, or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties. The failure or delay of either Party at any time to enforce any right or remedy available to it under this Agreement with respect to any breach or failure shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other Party.

14.4

The titles of the articles of this Agreement are solely for convenience and are not part of the Agreement for purposes of interpreting its provisions.

14.5

Terms used in this Agreement, unless otherwise defined, shall be deemed to have the meanings set forth in the Uniform Commercial Code as in effect from time to time in Ohio.

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14.6

Unless otherwise specified, the terms "herein", "hereunder", "hereto", "herewith", and the like refer to this entire Agreement; the singular includes the plural, and conversely. The word "including" shall be read to mean "including without limitation" where appropriate so that it is not in any way a limitation or exclusion of items not referenced.

14.7

This Agreement and any other document delivered under this Agreement are being executed and delivered in and are intended to be performed under and governed by the laws of the State of Ohio. If any provision hereof is or becomes invalid or unenforceable under any law, the Parties intend that such provision will be deemed severed and omitted from this Agreement and the remaining portions shall remain in full force and effect as written. Any provision hereof that becomes unenforceable by reason of the commencement of a case under the Bankruptcy Code shall again be valid and enforceable no later than the termination of said case. Furthermore, to the extent the Honda Company issuing the Order is located in a state other than Ohio, or in a country other than the United States, it is the intention of the Parties that this Section 14.7 shall apply; provided, however, that in the event that the governing laws provision of this Section 14.7 is found to be unenforceable, the law of the state/country where the Honda Company's applicable receiving facility is located shall govern.

14.8

The United Nations Convention on Contracts for the International Sale of Goods shall have no application to this Agreement or actions hereunder or contemplated hereby.

14.9

The Parties agree that all notices, consents, approvals, records, and other communications required or permitted to be held or delivered under this Agreement, and all disputes to be resolved in connection with this Agreement, shall be held, delivered, and resolved in the English language.

14.10

The rights and remedies reserved to Buyer in this Agreement are cumulative with, and in addition to, all other or further remedies provided in law or equity. To the extent that this Agreement is for the supply of Goods for use as, or fabrication into, parts, components, systems, or vehicles, Seller acknowledges and agrees that money damages may not be a sufficient remedy for any actual, anticipatory, or threatened breach of this Agreement by Seller with respect to its delivery of Goods to Buyer and that, in addition to all other rights and remedies that Buyer may have, Buyer shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

14.11

Notices required or permitted hereunder shall be delivered by any commercially reasonable manner to the address set forth in the Agreement for the Party to which applicable, or to such other address as may be provided by such Party by notice, and shall be effective upon receipt.

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            14.12      In addition to the other rights of Buyer under the Agreement, to the extent any affiliate of Buyer acquires all or any portion of the Goods from Buyer, all rights of ownership of the Goods, including all rights under warranties, all rights with respect to indemnity and insurance, and all rights to receive notices and/or grant consents under the Agreement shall fully inure to the benefit of and extend to such affiliate, and such affiliate shall be a third party beneficiary under the Agreement for such purposes.

Article 15.

Supply Chain Security

15.1

Buyer is a strong supporter and certified member of the Customs-Trade Partnership Against Terrorism ("C-TPAT"). C-TPAT is a joint effort between U.S. Customs and Border Protection and the trade community to reduce the threat of terrorism by means of protecting the integrity of cargo imported into, further processed or warehoused in, and/or exported from, the United States. As a member of C-TPAT, Buyer is required to ensure that its business partners, such as Seller, develop security processes and procedures consistent with the C-TPAT security criteria (see www.cbp.gov for more information on C-TPAT, including the C-TPAT program). Buyer strongly urges Seller to adopt the security standards found in the C-TPAT program, or the equivalent supply chain security program criteria administered by the customs administration in Seller's home country.

15.2

Seller agrees to take reasonable measures to ensure the physical security of all shipments to Buyer, or any other location designated by Buyer, against the unauthorized introduction of harmful or dangerous materials or unauthorized personnel in transportation conveyances or containers. The prior sentence extends not only to the adequacy of Seller's own security measures, but also to its selection of transportation, packing, or other business partners based in part on physical security considerations.

15.3

As a C-TPAT member, Buyer is required to conduct periodic assessments of its international supply chain. Seller agrees to take such reasonable measures as may be necessary when requested by Buyer to cooperate with Buyer's supply chain security assessments and to confirm that Seller and its business partners are taking reasonable measures to ensure the physical security of all shipments.

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Rev. 04/21/08

COMPONENT PARTS SUPPLY SYSTEM ADDENDUM
(FOR PURCHASE OF COMPONENT PARTS FROM COMPONENT PARTS SUPPLIER)

                   This Component Parts Supply System Addendum (For Purchase of Component Parts from Component Parts Supplier) ("Addendum") to the North American Purchase and Sale Agreement ("Agreement") supersedes and replaces any previous addendum or other terms and conditions with respect to the same subject matter. Whenever possible, the terms of this Addendum shall be construed in such a manner so as to avoid conflict with the Agreement, but, in the event of an unavoidable conflict, the terms of this Addendum shall control over the terms and conditions of the Agreement. Except as modified or supplemented hereby, all terms and provisions of the Agreement shall continue in full force and effect. All capitalized terms specified in the Agreement shall have the same meaning when used in this Addendum. All capitalized terms not otherwise defined in the Agreement shall have the meaning given to them in this Addendum.

Article 1 General

                   In accordance with Buyer's right under the Agreement, this Addendum documents and sets forth the responsibilities of Buyer and Seller with respect to the implementation of a component parts supply system ("Component Parts Supply System") pursuant to which Buyer may purchase certain Goods from Seller, resell those Goods to Buyer's or another Honda Company's intermediate parts supplier ("Supplier"), and designate delivery of those Goods to Supplier. The Component Parts Supply System is separate from and in addition to Buyer's purchase of Goods from Seller for its own direct use in its manufacturing process.

Article 2 Amendment to Section 2.1 of the Terms and Conditions for
Purchase and Sale of Goods ("Terms and Conditions")

                   Section 2.1 of the Terms and Conditions is hereby amended by adding the following sentence at the end:
                   The Component Parts Supply System may be implemented by way of a different form of Order and different procedures developed by Buyer (adopted from time to time for such purposes) than the Order and/or procedures utilized for Goods purchased for Buyer's direct use and delivered to Buyer.

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Rev. 04/21/08

Article 3 Amendment to Section 4.3 of the Terms and Conditions

                   Section 4.3 of the Terms and Conditions is hereby amended by adding the following sentence:
                   If the F.O.B. point is Seller's plant, Supplier or its agent may take delivery of the Goods at that location.

Article 4 Amendment to Section 4.6 of the Terms and Conditions

                   Section 4.6 of the Terms and Conditions is hereby amended by adding the following sentences at the end:
                   If the Goods are delivered to Supplier as designated by Buyer, Supplier shall perform the inspection of the Goods, including confirming the quantity of Goods delivered by Seller. Seller expressly acknowledges that Buyer shall make payment to Seller based upon notification by Supplier of the satisfactory inspection of the Goods, including the quantity of conforming Goods received by Supplier and not upon Seller's notification of the quantity of conforming Goods delivered to Supplier. All disputes over the quantity of Goods delivered to Supplier must be resolved at the time of delivery. With respect to all other disputes related to the Goods, Seller shall make every effort to resolve such disputes directly with Supplier, and Buyer shall be involved only if Seller and Supplier are unable to reconcile such disputes.

Article 5 Amendment to Section 5.9 of the Terms and Conditions

                   Section 5.9 of the Terms and Conditions is hereby amended by replacing the first sentence of said Section in its entirety with the following:
                   The warranties, representations and covenants contained in Sections 5.1 through 5.8, inclusive, are specifically for the benefit of Buyer and any person claiming by or through Buyer, including Supplier, to which Buyer may assign such warranties, representations, and covenants.

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Rev. 11/01/06

COMPONENT PARTS SUPPLY SYSTEM ADDENDUM

(FOR SALE OF COMPONENT PARTS TO PARTS SUPPLIER)

This Component Parts Supply System Addendum (For Sale of Component Parts to Parts Supplier) ("Addendum") to the North American Purchase and Sale Agreement ("Agreement") supersedes and replaces any previous addendum or other terms and conditions with respect to the same subject matter. Whenever possible, the terms of this Addendum shall be construed in such a manner so as to avoid conflict with the Agreement but, in the event of an unavoidable conflict, the terms of this Addendum shall control over the terms and conditions of the Agreement. Except as modified or supplemented hereby, all terms and provisions of the Agreement shall continue in full force and effect. All capitalized terms specified in the Agreement shall have the same meaning when used in this Addendum. All capitalized terms not otherwise defined in the Agreement may have the meaning given to them in this Addendum.

Article 1 General

In accordance with Buyer's right under the Agreement, with Seller's concurrence, to provide Seller with material, work in progress or component parts of the Goods, this Addendum documents and sets forth the responsibilities of Buyer and Seller with respect to the implementation of a component parts supply system ("Component Parts Supply System") pursuant to which Buyer or another Honda Company designated by Buyer may purchase and resell Supplies to Seller as agreed upon by Buyer and Seller for use in making the Goods, which Supplies may be delivered directly to Seller by Buyer's designated supplier of Supplies (the "Component Parts Supplier").

Article 2 Amendment to Section 2.2 of the Terms and Conditions for Purchase and Sale of Goods (the "Terms and Conditions")

                   Section 2.2 of the Terms and Conditions is hereby amended by adding the following sentences at the end:
                   Upon receipt of an Order issued from Buyer, Seller shall notify Buyer or another Honda Company designated by Buyer (hereafter referred to as the "Designated Honda Company") of its needs for Supplies, and shall indicate the daily delivery schedule for Supplies for the applicable time period. Buyer (or the Designated Honda Company) in turn shall order the Supplies from the Component Parts Supplier, Buyer (or the Designated Honda Company) agrees to sell and Seller agrees to buy the Supplies at a price specified in the Order or as otherwise agreed upon by Buyer (or the Designated Honda Company) and Seller.

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Article 3 Amendment to Section 3.6 of the Terms and Conditions

                   Section 3.6 of the Terms and Conditions is hereby amended by adding the following sentence at the end:
                   Payment made to Seller pursuant to the Agreement may net out the amount due for Supplies sold by Buyer (or the Designated Honda Company) to Seller.

Article 4 Amendment to Section 7.1 of the Terms and Conditions

                   Section 7.1 of the Terms and Conditions is hereby amended by adding the following sentence at the end:
                   At all times that title to the Supplies is held by Seller, the Supplies are at Seller's sole risk of loss and Seller shall insure the Supplies at Seller's expense in amounts equal to their full insurable replacement value and otherwise in compliance with Article 7.

Article 5 Amendment to Section 10.1 of the Terms and Conditions

                   Section 10.1 of the Terms and Conditions is hereby amended by adding the following sentences at the end:
                   Buyer (or the Designated Honda Company) shall designate to Seller the F.O.B. point for delivery of the Supplies to Seller. If Buyer (or the Designated Honda Company) designates F.O.B. Seller's plant, Buyer (or the Designated Honda Company) shall instruct the Component Parts Supplier to deliver the Supplies to Seller. If Buyer (or the Designated Honda Company) designates F.O.B. Component Parts Supplier's plant, Seller shall arrange for shipment of the Supplies in a commercially reasonable manner selected by Seller and approved by Buyer (or the Designated Honda Company), which will ensure timely, safe delivery and the lowest transportation cost.

                   Seller shall hold title to and shall own the Supplies from the time of delivery to Seller at the F.O.B. point designated by Buyer (or the Designated Honda Company) until the Goods incorporating the Supplies are delivered to Buyer in accordance with the terms of the Agreement.

Article 6 Amendment to Section 10.2 of the Terms and Conditions

                   Section 10.2 of the Terms and Conditions is hereby amended by adding the following sentences at the end:
                   At the time Supplies are received by Seller, Seller shall confirm the quantity of conforming Supplies as indicated by Component Parts Supplier's packing slip and shall notify Buyer (or the Designated Honda Company) of the quantity of conforming Supplies received. Any disputes over the amount of conforming Supplies delivered to Seller must be resolved at the time of delivery because Buyer (or the Designated Honda Company) shall only pay Components Parts Supplier for conforming Supplies which Seller verifies it receives. Seller shall make every effort to resolve disputes directly with Component Parts Supplier. Buyer (or the Designated Honda Company) shall be involved only if Seller and Component Parts Supplier are unable to reconcile their dispute.

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Article 7 Amendment to Section 10.3 of the Terms and Conditions

                   Section 10.3 of the Terms and Conditions is hereby amended by replacing said Section in its entirety with the following:
                   Except with Buyer's prior written consent, Seller will not substitute any other property for the Supplies and will not sell, transfer, loan, use or permit use of the Supplies for any purpose except to furnish Goods to Buyer. Seller expressly warrants that if it substitutes (with Buyer's consent) any other property for the Supplies, such substitutes shall in all cases conform to the same quality as the Supplies provided under this Agreement. The Supplies shall be subject to inspection by Buyer upon request at reasonable hours. Seller also expressly agrees to make a periodic accounting to Buyer (or the Designated Honda Company) for all scrap or salvage resulting from the Supplies which are not used to furnish Goods to Buyer, or any other situation resulting in a discrepancy between the amount of Supplies delivered to Seller and the amount of such Supplies incorporated in the Goods received by Buyer. In the event of such a discrepancy, a separate debit/credit memo may, if appropriate, be issued by Buyer. Seller further agrees to process the Supplies into the Goods within a period of time as set forth in the Order. Seller also agrees, in the event of strike, work stoppage, insolvency or other inability to meet product schedules as described in the Agreement and the Order, or in the event of termination of the Agreement, that all Supplies shall be immediately upon request be returned to Buyer (or the Designated Honda Company) and all outstanding balances owed to Buyer (or the Designated Honda Company) for the Supplies shall be paid.

Article 8 Taxes

                   Seller agrees to pay any and all taxes incurred or accrued upon the Supplies while Seller holds title to the Supplies, including but not limited to personal property taxes or other ad valorem taxes.

Article 9 Warranties

                   To the extent permitted in the agreement between Buyer (or the Designated Honda Company) and Component Parts Supplier for the purchase of Supplies, Buyer (or the Designated Honda Company) hereby assigns to Seller the warranties of Component Parts Supplier regarding the Supplies. Buyer (or the Designated Honda Company) makes no warranties whatsoever regarding the Supplies, it being the understanding of Buyer (or the Designated Honda Company) and Seller that the Supplies are sold to Seller hereunder on an "AS-IS" basis.

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Internet Terms and Conditions Addendum

              This Internet Terms and Conditions Addendum ("Addendum") to the North American Purchase and Sale Agreement ("Agreement") supersedes and replaces any previous addendum with respect to the same subject matter, except it shall not replace any Specifications with respect to EDI currently in effect. Wherever possible, the terms of this Addendum shall be construed in such a manner so as to avoid conflict with the Agreement but, in the event of an unavoidable conflict, the terms of this Addendum shall control over the terms and conditions of the Agreement. Except as modified or supplemented hereby, all terms and provisions of the Agreement shall continue in full force and effect. All capitalized terms specified in the Agreement shall have the same meaning when used in this Addendum. All capitalized terms not otherwise defined in the Agreement shall have the meaning given to them in this Addendum.

Article 1 General

               This Addendum shall govern all transactions and communications performed over the Internet in which Buyer and Seller communicate some or all offers, acceptances, and other information relating to the Agreement, the purchase and sale of Goods or to otherwise facilitate the fulfillment of Orders (collectively a "Transaction" or "Transactions"). By signing the Agreement or using Buyer's Internet supplier portal located at www.HondaSupplyTeam.com or any successor site or additional sites thereto (collectively the "Web Site"),or otherwise engaging in Transactions, whichever first occurs, Seller agrees to be bound by the terms and conditions of this Addendum.

Article 2 Electronic Agreements and Electronic Records

               2.1 Authorized Users. Only Sellers that have properly completed the application process and agreed to be bound by the terms of this Addendum may use the Web Site to perform Transactions. A person or entity that a Seller appoints or authorizes to act on behalf of such Seller may also use the Web Site, at such Seller's sole risk.

              2.2 Signatures. In addition to any signature deemed as such under applicable law, regulation, rule, association standard or other standard, upon request by Buyer, Seller agrees to adopt a unique electronic identification consisting of such components of identification information in a format determined by Buyer (collectively hereafter referred to as "Electronic Signature") that is to be attached to, logically associated with or contained in each Transaction. Seller shall arrange for each of its employees, agents or representatives designated by Seller ("Authorized User" or "Authorized Users") to have access to the Web Site on Seller's behalf. Seller agrees that its Authorized User's Electronic Signature attached to, logically associated with or contained in any agreement or Transaction shall be sufficient to verify that such Seller originated such Transaction and to create a legally binding obligation of such Seller. Seller shall not disclose to any unauthorized person its Electronic Signature or any part thereof. Seller shall keep security procedures in place that are sufficient to ensure that all Transactions are authorized, and to protect its passwords, business records, data, smart cards and each Electronic Signature from improper use or theft. Seller shall be responsible for any unauthorized use by Seller (or any of its Authorized Users) of its passwords, Electronic Signatures, smart cards or other such security device.

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                2.3 User Identification Numbers, Passwords and Digital Certificates. Seller's access to the Web Site may be dependent upon a security access system that may require Seller and each Authorized User to specify a user identification number and password as part of the sign-on procedure. Seller represents and warrants that each Authorized User registered with Seller pursuant to such a system is (i) an employee of Seller, (ii) authorized to perform Transactions, and (iii) the individual identified as such on the user registration form submitted to Buyer. Seller agrees to ensure that any individual password is known only to the appropriate Authorized User. In addition, Seller agrees to immediately notify Buyer (a) if at any time an Authorized User who has been issued an individual user identification number, password and/or digital certificate (or has been registered to receive any of the foregoing) ceases to be an Authorized User for any reason, including as a result of such Authorized User no longer being employed by Seller, or (b) in the event of any loss, theft or unauthorized disclosure or use of any user identification number, password or digital certificate. Individual user identification numbers, passwords and digital certificates may not be transferred between Authorized Users, and Seller shall ensure that such transfers do not occur. Buyer may, but is under no obligation to, offer new services and functionality within the Web Site such that Seller is able to electronically compare its list of Authorized Users with such a list maintained by Buyer. To the extent such functionality is provided, Seller shall conduct periodic comparisons of the separately maintained lists, and Seller immediately shall notify Buyer of any discrepancy revealed by any such comparison. Buyer reserves the right at any time and from time to time to change or revoke user identification numbers, passwords and digital certificates issued to Seller or to any Authorized User.

             2.4 Equipment and Access. Seller shall be responsible for obtaining and maintaining, at Seller's expense, all telecommunication, computer hardware, web browsers and other equipment needed for access to and use of the Web Site as it currently exists and as it may change in the future.

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Article 3 Transmissions

                 3.1 Risk of Transmission. Seller bears the risk that any Transaction or other data electronically transmitted by Seller to the Web Site or over the Internet is not properly transmitted or is garbled or lost in transmission.

                 3.2 Notice of Errors and Garbled Transmissions. Seller agrees to notify Buyer immediately if Seller becomes aware (i) of any failure by Seller to receive an electronic message through the Web Site or over the Internet or (ii) that a Transaction initiated through the Web Site or over the Internet has not been properly processed. Seller agrees to notify Buyer if any communication sent by Buyer is received in an unintelligible or garbled form.

Article 4 Validity; Enforceability

                 4.1 This Addendum has been adopted by Seller to evidence Seller's intent that any Transactions performed over the Internet or through the Web Site to which it attaches its Electronic Signature create legally binding contracts.

                4.2 Any Transaction performed through the Web Site or over the Internet shall be considered to be a "writing" or "in writing" for purposes of applicable law. Either party at any time may cause a Transaction, whether sent or received, to be reproduced in a tangible visually perceptible form and may label or identify information so reproduced in such tangible form. Any such reproduction may be used for any and all purposes for which a written or printed original could be used had such Transmission been sent in a tangible visually perceptible form in the first instance, including, but not limited to, use in evidence in any court, including, for example, to prove contract terms or a debt or in regard to any dispute hereunder. Nothing herein precludes a challenge to the accuracy of such reproduction available on grounds other than that electronic communications were involved, or any objection also available as against use of a written or printed original.

               4.3 A Transaction to which Seller has attached its Electronic Signature (a "Signed Transaction") shall be deemed for all purposes: (i) a symbol executed or adopted by the sender with a present intention to authenticate a writing, pursuant to Sections 1-201(MM) and 1-201(TT) of the Uniform Commercial Code as in effect in the State of Ohio; (ii) to create a legally binding obligation of Seller; and (iii) to constitute an "original" when printed from electronic files or records established and maintained in the normal course of business. The conduct of the Parties to a Transaction pursuant to this Addendum, including the use of Signed Transactions pursuant to this Addendum, shall, for all legal purposes, evidence a course of dealing and a course of performance accepted by Seller in furtherance of the Agreement. Seller agrees not to contest the validity or enforceability of Signed Transaction under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by Seller to be bound thereby. Signed Transactions, if introduced as evidence on paper in any judicial, arbitration, mediation, administrative or other similar proceeding, will be admissible as between the parties to a specific Transaction to the same extent and under the same conditions as other business records originated and maintained in documentary form. Buyer shall not contest the validity of copies of Signed Transactions under the statute of frauds, nor contest the admissibility of copies of Signed Transactions under either the hearsay rule or the best evidence rule on the basis that the Signed Transaction did not originate or were not maintained in documentary form.

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Article 5 Scope

           This Addendum is intended to facilitate the exchange between the parties of information over the Internet or through the Web Site. Except to the extent specifically set forth herein, this Addendum does not extend to the substance, significance or effect, legal or otherwise, of the information or communications actually exchanged.

Article 6 Notices

               In addition to the notice provision of the Agreement, notices, requests, demands, bulletins and other communications may also be given by Buyer posting to the applicable portion of the Web Site, and the same shall be deemed to have been received by Seller upon such posting.

Article 7 Alternate Method of Communication

                Unless otherwise specified by Buyer, in the event of a failure of a Transaction (whether by lack of confirmation or for other reason known to the sender which would indicate that the addressee did not receive a transmission), it is the responsibility of the sending party to transmit the contents of any pending transmission to the receiving party using another method which is timely, reasonable, and appropriate under the circumstances.

Article 8 Web Site Terms of Use

Seller agrees to comply with the terms of use posted by Buyer on the Web Site from time to time.

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TOOLING TERMS AND CONDITIONS

              For purposes of these Tooling Terms and Conditions (these "Tooling Terms"), "Owner" refers to Honda of America Mfg., Inc. ("HAM") unless another Honda Company is otherwise identified as "Owner" in a writing issued by HAM or such Honda Company, including without limitation, a Tooling Authorization (as defined in Section 17.3 of these Tooling Terms), and "Seller” refers to the Seller Company to which the Tooling is provided hereunder.

Article 1 Tooling, Record[s]

               As used herein, "Tooling" shall mean all tools, tooling, equipment, dies, jigs, specifications, and other like material of every description furnished to Seller or paid for or to be paid for by Owner, including without limitation, the items identified on one or more Record(s) (as hereafter defined), if any, together with all replacements, additions, and substitutions thereof, and all Proprietary Materials (as hereafter defined) with respect thereto. As used herein, "Record(s)" shall mean any document or record (including without limitation, tooling records, tooling quotations, or other transmissions related to the Tooling) that is intended by the parties to identify such Tooling.

Article 2 Acknowledgement

                 Owner and Seller acknowledge that (i) the subject matter of these Tooling Terms is an integral part of Owner's business and (ii) these Tooling Terms are a supplement to any existing agreements between the parties with respect to the purchase and/or sale of production parts and/or materials for use by Owner or the Honda Companies, and if terms contained within these Tooling Terms conflict with those existing agreements, then these Tooling Terms shall control.

Article 3 Ownership, Identification

               The Tooling is and remains the sole property of Owner and is to be plainly marked and/or otherwise clearly identified by Seller as Owner's property and is to be used in filling only the orders of Owner and/or the Honda Companies. Seller is expressly prohibited from selling, leasing, bailing, or otherwise disposing of any Tooling or portion thereof to any third party at any time, and this obligation shall survive the expiration, termination, or cancellation of these Tooling Terms.

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Article 4 Owner's Rights of Possession, Equitable Relief

                  Except as set forth herein, Seller will have no interest of any sort in the Tooling. Owner has the right to the sole, unencumbered, unqualified, and absolute possession of the Tooling at any time. In furtherance of this right, Owner or a Honda Company, in its sole discretion, may at any time (i) request Seller to remove the Tooling, in which case Seller shall immediately prepare it for shipment and redeliver it to the location specified by Owner or such Honda Company, freight prepaid, in the same condition as originally received by Seller, reasonable wear and tear excepted, provided, however, that Owner will reimburse Seller to the extent such freight cost exceeds the cost of shipping the Tooling from the Seller plant where the Tooling is located to the nearest Owner or Honda Company manufacturing plant; and/or (ii) exercise its unconditional right of entry, which Seller hereby gives to Owner, the Honda Companies, and their respective designees, to inspect at and remove the Tooling from the premises at which the Tooling is located without liability in trespass for such entry. In any case, Owner's, a Honda Company's, or their respective designees' inspection of Tooling is final as to both quality and quantity. Seller acknowledges that any failure by it to promptly deliver or remove the Tooling or to give Owner, a Honda Company, or their respective designees access to the Tooling to inspect and remove it would result in immediate irreparable damage and injury to Owner and/or the Honda Companies beyond the value of the Tooling itself or for which an adequate remedy at law may not exist. Therefore, Seller agrees that in the event of such failure or threatened failure for any reason whatsoever, and in addition to any other remedy to which Owner or the Honda Companies may be entitled, Owner and/or the Honda Companies shall be entitled to institute and prosecute proceedings in a court of competent jurisdiction to obtain temporary and/or permanent injunctive or other equitable relief to enforce any provision hereof without the necessity of posting bond or proof of actual injury or damage.

Article 5 Installation and Testing

                Unless Owner or a Honda Company specifies otherwise: Seller is responsible for installing the Tooling on or before the date on which Owner or such Honda Company specifies and in accordance with all terms and conditions specified by the Toolmaker (as defined in Section 17.3); and Seller is also responsible for testing the Tooling to determine if the Tooling is merchantable, fit for its intended purpose, and in compliance with all standards, specifications, and other instructions furnished by or on behalf of Owner or a Honda Company.

Article 6 Location, Storage and Owner's Inspection

                 The Tooling is and shall continue to be kept and maintained safely at the location(s) identified on the Records and shall not be removed therefrom without Owner's or a Honda Company's prior written approval. The Tooling is subject to inspection by Owner, any Honda Company, or their respective designees at any time during normal business hours. To the extent that Seller is permitted by Owner or a Honda Company to locate the Tooling at one of its supplier's facilities, Seller shall enter into a written agreement with such supplier with respect to such Tooling that is at least as stringent as the terms contained herein and shall make Owner and the Honda Companies third party beneficiaries to said agreement.

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Article 7 Insurance and Risk of Loss

             Seller, at its expense, shall procure insurance with reputable and financially responsible insurance companies to insure the Tooling at all times in amounts equal to its full insurable replacement value, with loss payable to Owner. While in Seller's possession or control, the Tooling is at Seller's risk of loss, excepting only reasonable wear and use. Seller shall provide a certificate or other evidence of insurance at Owner's request.

Article 8 Use, Maintenance and Inspections

               The Tooling shall be used (i) in compliance with all applicable laws, regulations, orders, and standards, and (ii) in conformity with all standards, specifications, and other instructions (including without limitation, Owner's, a Honda Company's, or their respective designee's instructions from time to time that design and engineering changes be made to the Tooling) furnished by Owner, a Honda Company, or their respective designee. The Tooling shall not be modified without the prior written consent of Owner or a Honda Company. Maintenance of the Tooling is solely Seller's responsibility for so long as the Tooling is subject to these Tooling Terms, whether or not the Tooling is in use. Upon Seller's initial receipt of the Tooling, and for so long as the Tooling is subject to these Tooling Terms, Seller will inspect both the Record and the Tooling and report promptly to Owner any defect, damage, or omission that does or could affect the value of the Tooling or its suitability for production. Absent Seller's prompt report to the contrary, Owner may rely upon the accuracy of the Records and the satisfactory condition of the Tooling.

Article 9 Indemnification and Release

Except as otherwise prohibited by applicable law, Seller shall indemnify and hold Owner and the Honda Companies harmless from all claims, actions, causes of action, suits, damages, losses, and expenses of any nature, including but not limited to, attorneys' fees, arising out of the possession, storage, installation, maintenance, use, or control of the Tooling by Seller, its employees, or any subsidiary, subcontractor, or other person licensed under Section 13, including but not limited to, damages to the Tooling or other property of Owner or any Honda Company or the property of others and injuries or death to persons. In furtherance of the foregoing, Seller hereby expressly waives any and all statutory and/or constitutional immunity to which, but for this waiver, it might be entitled (i) as an employer in compliance with the workers' compensation laws of the jurisdictions in which Seller is located, or (ii) under any other employee benefit statutes or similar laws of any jurisdiction.

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Article 10 Warranty Disclaimer

Owner and Seller acknowledge that neither Owner nor any of the Honda Companies are or were at any time a manufacturer or distributor of the Tooling, and Owner expressly disclaims liability for damage to persons or property resulting from the use of the Tooling. OWNER DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOOLING, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

Article 11 Non-disclosure

             The Tooling Contract (to the extent set forth in Article 17), the Tooling, and any Proprietary Materials (as defined in Article 13) associated there with and all intellectual property rights embodied therein, are and shall continue to be treated as confidential and proprietary to Owner, used so as to prevent disclosure, and subject to all patent, proprietary, or other property rights of Owner, including without limitation, the rights afforded Owner pursuant to Sections 1333.61 through 1333.69 of the Revised Code of Ohio and under any trade secret statutes or similar laws of any jurisdiction. Without Owner's prior written consent, Seller will not disclose, transfer, or loan the Tooling, the Tooling Contract, or any information (including without limitation, any Proprietary Materials associated therewith and all intellectual property rights embodied thereon or therein) associated therewith to any subsidiary, affiliate, subcontractor, or other person.

Article 12 Waiver of Liens

              As a continuing condition of Seller's possession or use of the Tooling, Seller, for itself and its successors and assigns, shall ensure that no third party obtains any lien or other right in the Tooling and hereby waives and relinquishes, and agrees to obtain from any third parties who might claim any such lien (including without !imitation mechanic's liens) or right, their written waiver and relinquishment of all rights, if any, to any lien or other right of retention whatsoever with respect to the Tooling. To the extent that any common law or statutory provision, including without limitation, Sections 1333.29, 1333.30, 1333.31, and 1333.41 of the Revised Code of Ohio and similar laws or statutes of any other jurisdictions, should be deemed applicable to the Tooling or Tooling Contract and should confer upon or create in favor of Seller any lien, right, or remedy, whether for work performed on or goods produced with or raw materials ordered in connection with the Tooling or Tooling Contract, Seller hereby irrevocably waives and relinquishes, for itself and its successors and assigns, any and all such liens, rights, and remedies, agreeing that its rights and remedies are solely as set forth in these Tooling Terms. Seller acknowledges that the provisions of this Article 12 are a bargained consideration essential to Owner's agreement and to Seller's possession of the Tooling.

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Article 13 License to Use Tooling Information for Limited Purposes

                 Owner hereby grants to Seller a limited, nonexclusive, and non-transferable license to utilize Owner's intellectual property relating to the Tooling and the Tooling Contract, whether or not patented or patentable, including without limitation, all designs, drawings, schematics, and blueprints, and any modifications, deviations, improvements, or adaptations thereof, whether by Owner, a Honda Company, Owner's designee, or Seller (individually and collectively the "Proprietary Materials"), solely for the purposes of manufacturing and using the Tooling solely for Owner's and the Honda Companies' benefit pursuant to Owner's, a Honda Company's, or their respective designee's instructions in compliance with this and other written agreements to which Owner or a Honda Company is signatory and for no other purpose whatsoever. Seller acknowledges Owner's proprietary ownership of each of the Proprietary Materials. If Owner consents to Seller's disclosure, transfer, or loan of the Tooling or any information (including without limitation, any Proprietary Materials associated therewith and all intellectual property rights embodied thereon) associated therewith to any subsidiary, subcontractor, or other person, such consent shall be contingent, in Owner's sole discretion, upon Owner's grant to such third party of a limited, nonexclusive, and non-transferable license in the Proprietary Materials, or Seller's grant, with Owner's permission, to such third party of a limited, nonexclusive, and non-transferable sublicense in the Proprietary Materials. Upon termination of these Tooling Terms, upon assignment of the Tooling Contract to Owner under Article 17 hereof, and/or upon possession of the Tooling by Owner, a Honda Company, or their respective designee, whichever first occurs, Seller will return to Owner all originals of all materials embodying the Proprietary Materials, in whatever medium or format, and all copies of such originals.

Article 14 No Implied Waiver

                 Nothing herein contained or capable of being inferred from any possession of Tooling by Seller or any other relationship between Owner or a Honda Company and Seller shall obligate Owner or any Honda Company in any way to purchase any goods from Seller or to create any defense in favor of Seller, whether by setoff, contract, or otherwise, to any demand by Owner for possession of the Tooling and/or assignment of the Tooling Contract to Owner.

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Article 15 Further Assurances

            Seller agrees that it will promptly, upon any request of Owner, participate in the obtaining, execution, and filing of any financing statements, lien waivers, or other documents deemed by Owner to be necessary or prudent for the protection of Owner's interest in the Tooling and/or Tooling Contract. Notwithstanding the foregoing, Seller hereby irrevocably authorizes Owner at any time and from time to time to file any such financing statements, lien waivers, bills of sale, or other documents, and amendments thereto, disclosing or confirming Owner's interest in the Tooling and Tooling Contract, and to provide any other information required by the Uniform Commercial Code or other similar law of any jurisdiction for the sufficiency or filing office acceptance of any such financing statement, lien waiver, or other document or amendment thereto. Any Records at any time furnished by Owner or a Honda Company to Seller will, upon Owner's request, be verified, completed, signed, and returned, which verification, completion, signature, and return may be by electronic data interchange or other electronic communication methods, to Owner or, to the extent furnished by such Honda Company, to the Honda Company within three (3) business days.

Article 16 Miscellaneous

              All covenants and agreements contained in these Tooling Terms by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, except that Seller shall have no right to assign its rights hereunder or any interest herein without the prior written consent of Owner.

            No amendment, modification, termination, or waiver of any provision of these Tooling Terms given pursuant or attendant hereto, and no consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by both parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Seller in any event, case, or occurrence, shall of itself entitle Seller to any other or further notice or demand in any similar or other circumstances.

             Unless otherwise agreed in writing, the obligations, liabilities, warranties, representations, rights, and remedies, including without limitation, the provisions of Article 9 (Indemnification and Release) and Article 11 (Non-disclosure), of each of the parties accrued, made, or incurred prior to or at the time of any termination or expiration of these Tooling Terms shall survive such termination or expiration. Furthermore, a default under any other agreement between the parties shall not affect Owner's rights with respect to the Tooling and/or the Tooling Contract under these Tooling Terms.

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                 The titles of the various articles of these Tooling Terms are solely for convenience and are not part of these Tooling Terms for purposes of interpreting the provisions hereof.

                 These Tooling Terms and any other document or instrument delivered or to be delivered hereunder are being executed and delivered in and are intended to be performed under the local laws of the State of Ohio. Notwithstanding the foregoing, to the extent Owner is located in a state other than Ohio, or in a country other than the United States, the parties intend that this Article 16 shall govern; provided however, that if the governing laws provision of this Article 16 are found to be unenforceable, then the laws of the state/country where such Owner is located shall govern. The United Nations Convention on Contracts for the International Sale of Goods shall have no application to these Tooling Terms or any actions hereunder or contemplated hereby. If any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of the parties hereto that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written. Any provision hereof that becomes unenforceable by reason of the commencement of a case under the Bankruptcy Code, or similar law of any jurisdiction shall again be valid and enforceable no later than the termination of said case.

                Notices required or permitted under these Tooling Terms shall be delivered by any commercially reasonable manner to the address set forth in the North American Purchase and Sale Agreement for the party to which applicable, or to such other address as may be provided by such party by notice, and shall be effective upon receipt.

Article 17  Manufacture of Tooling

                17.1        Background. The provisions of this Article 17 address the rights and obligations of Owner and Seller during the manufacture of Tooling for or on behalf of Owner.

                17.2       Owner's Procedures. Except as set forth in this Article 17, quotation, order, manufacturing, testing, delivery, acceptance, and payment for Tooling shall be in accordance with Owner's procedures, all of which shall be provided to Seller from time to time ("Owner's Procedures"). Seller acknowledges that a Honda Company designated by Owner may, on behalf of Owner, generate Tooling quotes forms, solicit and accept Tooling quotes from Seller, issue Tooling Authorizations, and otherwise engage in activities described in this Article 17.

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                     17.3  Commencement; Tooling Contract

                               17.3.a  Commencement. Seller will commence its work related to Tooling in accordance with the Tooting Authorization for such Tooling. Until such time as Seller receives the Tooling Authorization, Seller has no authority to commence work on the Tooling. "Tooling Authorization" shall mean the tooling authorization form(s) (including without limitation, purchase orders and `Go 1" and `Go 2" releases) generated by Owner from time to time, which designates the Tooling intended by Owner to be purchased, produced, or supplied by Seller. The Tooling Authorization shall generally describe the Tooling to be produced by Seller and may indicate the quantity, quality, or other characteristics of such Tooling, as the same may be modified or supplemented by Owner from time to time.

                               17.3.b  Tooling Contract. Seller warrants and represents that any purchase order, contract, or other agreement for the purchase, fabrication, or acquisition of the Tooling ("Tooling Contract") with the supplier of the Tooling (the "Toolmaker") will (1) direct the Toolmaker to supply the Tooling only in accordance with specifications agreed upon by Seller and Owner, including without limitation, the Tooling Authorization, (2) be subject to the prior review and approval by Owner upon request, (3) permit assignment thereof to Owner to enable Owner to exercise all rights of Seller thereunder, (4) provide that Toolmaker shall afford to Owner the rights of access to and possession of the Tooling (including all simulations, test data, and other information necessary to manufacture, install, and otherwise use such Tooling), as are set forth in Article 4 hereof, (5) name Owner as an express third-party beneficiary in the Tooling Contract, (6) provide that title to the Tooling will pass directly from Toolmaker to Owner, and (7) if the Tooling is not made in North America, provide that Seller shall be the importer of record of the Tooling.

               17.4  Inspection during Manufacture

                             17.4.a Right to Inspect. Seller shall secure for Owner oral or written (if requested by Owner) consent from the Toolmaker for Owner and/or each of the Honda Companies to inspect Toolmaker's premises, the Tooling, and all test data and other information relating to the Tooling at all times during the manufacture and acceptance process of the Tooling.

                         17.4.b Remedial Work. If, at any time, the Tooling is not being produced in substantial conformity with the specification or engineering requirements provided or approved by Owner, or is otherwise nonconforming, as determined by Owner in its sole discretion (the "Rejected Tooling"), Owner has the right to require Seller, at Seller's cost, to either (i) repair such Rejected Tooling, including but not limited to, performing remedial work, or (ii) replace the Rejected Tooling with new Tooling.

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                 17.5  Completion of Tooling.

                        17.5.a  Completion Date. Time, quality, and quantity are of the essence in completion of the Tooling. Tooling shall be completed within the designated timeframe (the "Production Timetable") as set forth in the Tooling Authorization or as otherwise designated by Owner (the "Completion Date"). Seller is solely responsible for having the Tooling completed as of the Completion Date. Owner may either shorten or extend the Production Timetable. If such rescheduling results in a shorter Production Timetable, Owner will negotiate in good faith with Seller, the premiums, if any, to be paid to Seller to compensate for realized expenditures directly resulting from such shortened Production Timetable.

                        17.5.b  Completion Quality and Quantity. Seller represents and warrants that the Tooling will be merchantable, fit for its intended purpose, and in compliance with all standards, specifications, and other instructions furnished by or on behalf of Owner.

                 17.6  Seller's Breach; Remedies. In the event of a breach by Seller of these Tooling Terms or any Tooling Authorization, Owner shall be entitled to one or more of the following remedies, which remedies shall be cumulative and additional to any other or further remedies provided herein, at law, or inequity:

                           17.6.a  Cancel the Tooling Authorization; and/or

                           17.6.b  Deal directly with Toolmaker, including but not limited to, the following actions:

                                                17.6.b.1 To have assigned to Owner and to assume the Tooling Contract or to contract independently with Toolmaker for the completion of the Tooling; and/or

                                                17.6.b.2 To make payments to Toolmaker and all amounts so paid to Toolmaker shall be credited against any amounts still due and owing to Seller;

               If Toolmaker completes the Tooling and (i) is paid in full for such work by Owner, the payment to Toolmaker shall fully satisfy and discharge any additional amounts due to Seller, irrespective of the original agreed upon price or the actual amount paid to Toolmaker or (ii) is paid more than the original agreed upon price due to Seller's default and in order to complete the Tooling, Owner shall have a claim against Seller for such differential in price, and further, may offset such amounts against any other amounts owed to Seller by Owner and/or any Honda Company.

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                17.7     Cancellation for Convenience. Owner may cancel or terminate any Tooling Authorization for any reason or no reason whatsoever upon written notice to Seller. In the event of such cancellation by Owner, and subject to Seller complying with Section 17.8 hereof, Owner shall pay Seller for amounts related to the Subject Tooling (as defined below) in accordance with Owner's Procedures defined in Section 17.2 hereof.

                 17.8     Rights Upon Cancellation or Termination of Tooling Authorization. Upon any cancellation or termination of the Tooling Authorization by Owner, Seller shall:

                               17.8.a Immediately stop production and/or use of any Tooling subject to the cancelled Tooling Authorization (the "Subject Tooling");

                               17.8.b Assemble and segregate the Subject Tooling from any other property, including the removal of the Subject Tooling from presses or other machinery;

                               17.8.c Allow Owner to immediately take possession of the Subject Tooling, which includes the right of Owner, any Honda Company or their respective designees to enter onto Seller's or Toolmaker's premises or to require Seller to pack and ship the Subject Tooling, at Seller's expense, to a destination selected by Owner; and

                                17.8.d Indemnify and hold harmless Owner and the Honda Companies from any Toolmaker or other third party claims with respect to the Tooling, including any claim arising out of any state mechanic’s lien or molder’s lien statute.

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Supplier Substances of Concern Declaration

Issued as a Specification of the North American Purchase and Sale Agreement or the

Agreement for Purchase and Sale of Goods

This Declaration relates to chemical substances of concern (SOC) in parts, components, material, material preparations, logistics/packaging materials, and manufacturing service parts, collectively hereafter referred to as "product " This includes any applied coatings, adhesives, and any other substances or MRO materials that remain with the final product.

We, CDTI, do declare that each current and future "product" supplied for eventual receipt by any North American Honda entity is or will be in compliance with all current and future Honda requirements with respect to substances of concern, including without limitation the Honda Chemical Substance Management Standard (HCSMS).

The Standard below is located on the Honda Supply Team Portal under the “References” link.
Standard
Honda Chemical Substance Management Standard (HCSMS) – as may be revised from time to time

The HCSMS follows the Global Automotive Declarable Substances List (GADSL).  Because the GADSL addresses only automotive requirements, the HCSMS additionally addresses power sports and motorcycle requirements.

The undersigned hereby certifies that he or she is an employee of the supplier named above who has the authority to sign for the company.

Supplier Name	CDTI
6 Digit Supplier Code	507798
Authorized Employee/Title/Department	Pedro J. Lopez-Baldrich, General Counsel
Phone/E-mail Address	+1 805 639 9462 / pedro@cdti.com
Signature/Date	/s/ Pedro J. Lopez-Baldrich / 5/22/2015

Document Rev. No.: SSCD-0004	Rev. Date: 05/04/2010

Rev. 04/01/13

Conflict Minerals Addendum

                This Conflict Mineral Addendum ("Addendum") to the North American Purchase and Sale Agreement ("Agreement") supersedes and replaces any previous addendum with respect to the same subject matter, Wherever possible, the terms of this Addendum shall be construed in such a manner so as to avoid conflict with the Agreement but, in the event of an unavoidable conflict, the terms of this Addendum shall control over the terms and conditions of the Agreement. Except as modified or supplemented hereby, all terms and provisions of the Agreement shall continue in full force and effect. All capitalized terms specified in the Agreement shall have the same meaning when used in this Addendum. All capitalized terms not otherwise defined in the Agreement shall have the meaning given to them in this Addendum.

Article 1        Amendment to Title to Article 12 of the Terms and Conditions for Purchase and Sale of Goods or the Purchase and Sales Agreement, as applicable, (“Terms and Conditions”).

                    The title of Article 12 of the Terms and Conditions is hereby amended by deleting such title and replacing with the following:

                   “Article 12.  Duty, Drawback and Other Customs Related Information; Conflict Minerals”

Article 2       Amendment to Article 12 of the Terms and Conditions

                    Article 12 of the Terms and Conditions is hereby amended by adding the following Section 12.5 at the end of such Article:

"12.5 Seller agrees to provide Buyer at Seller's expense with such other documentation or information that Buyer deems necessary or appropriate, and agrees to participate in any reasonable country of origin inquiry, any due diligence exercise, and any independent audit to determine if Seller is supplying Buyer with any Goods or Supplies that contain conflict minerals, as that term is defined under Section 1502 of Dodd-Frank Wall Street Reform and Consumer Protection Act, or any law that amends or supersedes that Act. Seller further represents and warrants that it has implemented, or is in the process of implementing its own conflict minerals policy to ensure that purchased metals originate from smelters validated by Seller as being conflict mineral free."

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